Exhibit 99.2

Contacts:	Media	Investors
	Stephen Cohen	Steven Rubis
	(347) 489-6602	(702) 407-6462

Caesars Entertainment Announces Agreement with Carl C. Icahn

Three New Directors Appointed to Board

Icahn to Support All Caesars’ Nominees at 2019 Annual Meeting

LAS VEGAS, March 1, 2019 – Caesars Entertainment Corporation (NASDAQ: CZR) (“Caesars Entertainment”, “Caesars”, or the “Company”) today announced that it has entered into an agreement with Carl C. Icahn and affiliated entities (collectively the “Icahn Group”) regarding, among other things, the membership and composition of the Company’s Board of Directors.

Under the terms of the agreement, Keith Cozza, Courtney Mather and James Nelson are being appointed to Caesars’ Board of Directors, effective immediately. These appointments are subject to customary regulatory approval. In connection with the director appointments, three existing directors will step down from the Board, effective immediately. The agreement also provides the Icahn Group the right to appoint a fourth representative to the Board if a new Chief Executive Officer who is acceptable to new directors is not named within 45 days of this agreement.

“Our new colleagues bring diverse and relevant experience, and we look forward to them joining our board in our ongoing efforts to further enhance value for all shareholders,” said James Hunt, Chairman of the Board. “Since the completion of Caesars’ restructuring, we have been undergoing a strategic process to create value, and we will continue that process working with our new directors. Hunt added, “On behalf of the entire Board and Caesars’ nearly 68,000 employees, I want to thank our departing director colleagues for their distinguished and tireless service to the Company.”

Carl Icahn commented: “I believe the best path forward for Caesars requires a thorough strategic process to sell or merge the company to further develop its already strong regional presence, which will allow Caesars to continue to take advantage of the Caesars Rewards program bringing more and more players into Caesars’ Vegas market. I expect this to make Caesars the most powerful competitor in Vegas, the gaming capital of the world. Caesars would be a great opportunity for certain investors who have already expressed interest, and I’m glad the Board will explore these opportunities. Independent of strategic alternatives, I believe Caesars should also be focused on leadership succession, disciplined capital allocation, improving operating performance and optimizing real estate and other assets.”

Messrs. Mather and Cozza will each serve a term expiring at Caesars Entertainment’s 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”), and will be nominated by the Company on its slate of nominees for election as directors at the 2019 Annual Meeting. Mr. Nelson will serve in the class of directors who will be elected at the 2020 Annual Stockholders Meeting.

Pursuant to the agreement, the Icahn Group, which beneficially owns 9.78% of Caesars’ outstanding shares, has agreed to vote all of its shares in favor of each of Caesars’ Board nominees at the Company’s 2019 Annual Meeting, which has not yet been scheduled and thereafter while its designees are board members. The Icahn Group will also be subject to certain customary standstill provisions.

Mr. Cozza will join the Governance and Corporate Responsibility Committee, Mr. Mather will be appointed to the Company’s Compensation and Management Development Committee, and Mr. Nelson will be appointed to the Company’s Audit Committee. Additionally, Messrs. Cozza and Mather will be appointed to the Strategy and Finance Committee and the Ad Hoc CEO Search Committee.

In connection with the 2019 Annual Meeting, the Board will propose further enhancements to its governance processes, asking that stockholders approve amendments to its Certificate of Incorporation to (i) permit stockholders owning at least 15% of the Company’s outstanding shares to call a special meeting of stockholders and (ii) prohibit the adoption of a stockholder rights plan with a triggering threshold below 20% of the then outstanding shares, except in limited circumstances.

About Caesars Entertainment

Caesars Entertainment is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. Since its beginning in Reno, Nevada, in 1937, Caesars Entertainment has grown through development of new resorts, expansions and acquisitions. Caesars Entertainment’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. Caesars Entertainment’s portfolio also includes the Caesars Entertainment UK family of casinos. Caesars Entertainment is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. Caesars Entertainment is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com

Important Additional Information and Where to Find It

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2019 annual meeting of stockholders (the “2019 Annual Meeting”). The Company plans to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2019 Annual Meeting (the “2019 Proxy Statement”), together with a WHITE proxy card. STOCKHOLDERS ARE URGED TO READ THE 2019 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2019 Proxy Statement and other materials to be filed with the SEC in connection with the 2019 Annual Meeting. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2018 annual meeting of stockholders (the “2018 Proxy Statement”), filed with the SEC on April 10, 2018. To the extent holdings of the Company’s securities by such potential participants (or the identity of such participants) have changed since the information printed in the 2018 Proxy Statement, such information has been or will be reflected on Statements of Change in Ownership on Forms 3 and 4 filed with the SEC.

Stockholders will be able to obtain, free of charge, copies of the 2019 Proxy Statement, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the Company with the SEC in connection with the 2019 Annual Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (https://investor.caesars.com/annuals-and-proxies) or by contacting Investor Relations by phone at 800-318-0047, by email at Investor_Inquiries@caesars.com or by mail at Caesars Investor Relations, 1 Caesars Palace Drive, Las Vegas, Nevada 89109.